Free Writing Prospectus Dated November 3, 2009 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

Morgan Stanley

Morgan Stanley Third Quarter 2009 Overview

October 2009

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008, 2009 Quarterly Reports on Form 10-Q and 2009 Current
Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, proj ections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to diff er materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the fisca l year ended November 30, 2008, 2009 Quarterly Reports on Form 10-Q and 2009
Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                              2

Index

o    Consolidated Financial Highlights

     -    Institutional Securities

     -    Asset Management

     -    Global Wealth Management Group

o    Firmwide Real Estate Investments

o    Strong Capital Position

o    Funding Diversification

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                              3

Consolidated Financial Highlights

3Q09 Highlights
-------------------------------------------------------------------------------
Net Revenues ($Bn)                                                       8.7
-----------------------------------------------------------------------------
PBT ($Bn)                                                                1.2
-----------------------------------------------------------------------------
Net Income ($Bn)                                                        0.76
-----------------------------------------------------------------------------
Diluted EPS from Continuing Operations ($)                              0.38
Adjustment from Debt-Related Credit Spreads ($)                        (0.36)
-----------------------------------------------------------------------------
Book Value per Share ($)                                               27.05
-----------------------------------------------------------------------------
Tangible Book value per common share (1)                               21.23
-----------------------------------------------------------------------------
TARP Warrant Repurchase ($mm)                                            950
-----------------------------------------------------------------------------

3Q09 Net Revenues of $8.7 Bn(2)
--------------------------------------------------------------------------------
Business Mix 3Q09

[GRAPHIC OMITTED]

--------------------------------------------------------------------------------

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1)  Tangible Book value per common share equals tangible common equity divided by period end common shares outstanding.
(2)  The quarter ended September 30, 2009 includes results from the Morgan
     Stanley Smith Barney joint venture effective from May 31, 2009.
(3)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                              4

# Institutional Securities

## Net Revenue

($MM)



11,082
268
3,485
9,025
(1,696)
1,600
812
877
491
(580)
2,964
148
1,123
681
1,012
4,974
128
1,039
1,073
2,734
2008
1Q 2009
2Q 2009
3Q 2009
Fixed Income (1)
Equity
Investment Banking
Other Inst. Securities (2)

### 3Q 2009 Highlights

- Investment Banking delivered strong results
  - Ranked # 1 in Global Announced and Completed M&A
  - # 1 in Global IPOs
  - $1.0 billion in revenues up 28% vs. 1Q09
- Delivered strong Net Revenues in Investment Grade and Distressed Debt Trading
- Morgan Stanley Credit Spread Improvement negatively impacted Net Revenues by ($0.9 billion) (3)

Source:
Morgan Stanley Earnings Conference Call, SEC Filings, Thomson Reuters – for the period of January 1, 2009 to September 30, 2009

(1) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading. Other sales and trading net revenue primarily includes net gains/losses from the mark-to-market of loans and closed and pipeline commitments and related hedges, and results related to Investment Banking and other activities.

(2) 2008 includes pre-tax gains of $1,489 million related to the follow-on offerings of MSCI Inc. 1Q09, 2Q09, 3Q09 includes investment losses, fees and other revenues.

(3) For the quarter ended September 30, 2009, continued improvement in debt-related credit spreads reduced sales and trading net revenues by $0.9 billion (fixed income: $0.6 billion, equity: $0.2 billion, other: $0.1 billion).

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

5

Asset Management

-------------------------------------------------------------------------------
Net Revenue
($MM)

[GRAPHIC OMITTED]

Asset Management Fees            Principal Transactions             Other (1)
-------------------------------------------------------------------------------

3Q 2009 Highlights

o    Core business(2) - net revenues of $600 million, up from $308 million in
     3Q08
o    Announced agreement to sell retail asset managemen business to Invesco
     Ltd.
     -    Stock and cash transaction valued at approximatel $1.5 billion
     -    Morgan Stanley receives 9.4% minority interest
     -    Expected to close in mid-2010
o    Going forward Asset Management will be comprised of Long-only
     Institutional Businesses:
     -    Direct hedge fund business, fund of funds business liquidity business, and merchant banking business
o    Remaining Asset Management business would have approximately $267 billion in assets under management on a pro-forma basis as of September 30 2009
o    Crescent Impairment - ($251 million)

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1)  "Other" includes Investment Banking, Net Interest and Dividends,
     Commissions and Other revenues.
(2)  "Core business" includes traditional, hedge funds and fund of funds asset management.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                              6

# Global Wealth Management Group



Net Revenue
($MM)
6,887
911
559
1,387
1,379
2,651
1,299
187
232
107
262
511
1,923
160
304
231
412
816
3,029
168
356
222
709
1,574
2008
1Q 2009
2Q 2009 (1)
3Q 2009 (1)
Fees
Commissions
Other (2)
Principal Transactions
Net Interest and Dividends

## 3Q 2009 Highlights

- Solid Performance with 11% PBT margin (ex-joint venture integration costs)
- $110 billion - JV Bank Deposit program
  - $52 billion is held at MS banks
  - Total Firm-wide Deposits up to $62 billion
- 18,160 global financial representatives
- $662,000 average annualized revenue per global representative
- Client assets per global representative of $84 million
- $1.5 trillion in total client assets

**Source:**
Morgan Stanley Earnings Conference Call, SEC Filings

(1) The quarters ended June 30, 2009 and September 30, 2009 include results from Morgan Stanley Smith Barney joint venture effective from May 31, 2009.

(2) "Other" includes Investment Banking and Other revenues. 2008 includes a pre-tax gain of $743 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

Morgan Stanley

7

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Firmwide Real Estate Investments

-------------------------------------------------------------------------------
Total Real Estate Investments of $6.0bn(2)

[GRAPHIC OMITTED]

o    Crescent and Other Consolidated Interests represents the assets of consolidated subsidiaries, certain of which are subject to non-recourse debt of $2.5 billion provided by third party lenders

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  As of September 30, 2009, consolidated statement of income amounts directly related to investments held by consolidated subsidiaries are condensed in this presentation and include principal transactions, net operating revenues and expenses and impairment charges.
(2)  Total balances exclude investments that benefit certain deferred compensation and employee co-investment plans. Morgan Stanley has $4.4 billion in direct real estate investments and $1.6 billion in contractual capital commitments, guarantees, lending facilities and counterparty arrangements with respect to total real estate investments as of September
     30, 2009.
(3)  In the third quarter, Morgan Stanley consolidated certain real estate funds. This resulted in a transfer of investment assets of $0.2 billion, which is net of non-controlling interests of $0.6 billion, from Real
     Estate Funds to Consolidated Interests. The results for the three months ended September 30, 2009 for these newly consolidated subsidiaries, net of non-controlling interests, were not significant.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                              8

Strong Capital Position

-------------------------------------------------------------------------------
Total Assets
($Bn)

[GRAPHIC OMITTED]

3Q09 (E) Key Capital Ratios (Basel I)
-------------------------------------------------------------------------------
Tier 1 Capital Ratio                                                    15.3%
-------------------------------------------------------------------------------
Tier 1 Common Ratio                                                      8.2%
-------------------------------------------------------------------------------
Tangible Common Equity                                                   9.6%
to Risk Weighted Assets
-------------------------------------------------------------------------------

Source:
SEC Filings and estimates from Morgan Stanley Earnings Conference Call

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                              9

Funding Diversification

-------------------------------------------------------------------------------
Composition of Funding Liabilities and Equity

[GRAPHIC OMITTED]

-------------------------------------------------------------------------------

Source: Morgan Stanley SEC Filings
(1)  4Q 2007 reported on a fiscal year basis, as of November 30, 2007 10

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
                                                                             10